Exhibit 99.1
Victoria’s Secret & Co. Reports Second Quarter 2026 Results

•Net Sales Increased 10% to $1.611 Billion, Near High-End of Guidance
•Operating Income Increased to $257 Million; Adjusted Operating Income of $124 Million Exceeds Guidance
•VS&Co Raises Full Year 2026 Net Sales and Adjusted Operating Income Guidance

Reynoldsburg, Ohio (September 3, 2026)—Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSXY) today reported financial results for the second quarter ended August 1, 2026.

Hillary Super, VS&Co Chief Executive Officer, said, “We delivered another strong quarter with broad-based growth across the business. Our Path to Potential strategy is working, our brands are stronger and more relevant, our customer file is growing, and we are gaining market share as product, brand identity, storytelling and execution are all working together.”

Ms. Super added, “We see significant opportunity ahead and are doubling down on what is working. We are increasing our strategic marketing investment to expand our reach, deepen customer connection, and build on the brand heat we are creating. With more product innovation, partnerships and emotionally connected campaigns ahead – including the Angels Among Us docuseries, an even bigger and better Victoria’s Secret Fashion Show and holiday activations – we are incredibly excited about the back half of the year and the opportunity to continue building both of these iconic brands.”

Scott Sekella, VS&Co Chief Financial and Operating Officer, said, “Our second quarter results demonstrate the continued strength and improving quality of the business. Net sales increased 10%, near the high-end of our guidance, while adjusted operating income exceeded our expectations. We continued to benefit from stronger regular-price selling and disciplined execution, while navigating ongoing tariff uncertainty. Given our strong first-half performance and continued momentum entering the back half, we are raising our full-year net sales and adjusted operating income outlook. We remain focused on delivering profitable growth while making deliberate investments in product, customer experience and marketing to drive new customer growth and sustainable long-term value.”

Second Quarter 2026 Results
The Company reported net sales of $1.611 billion for the second quarter of 2026, an increase of 10% compared to net sales of $1.459 billion for the second quarter of 2025 and near the high-end of the previously communicated guidance range of $1.590 billion to $1.615 billion. Total comparable sales for the second quarter of 2026 increased 9%.

The Company reported operating income for the second quarter of 2026 of $257 million compared to operating income of $41 million in the second quarter of 2025. Net income was $183 million, or $2.18 per diluted share, for the second quarter of 2026 compared to net income of $16 million, or $0.20 per diluted share, for the second quarter of 2025.

In the second quarter of 2026, the Company received IEEPA tariff refunds of over $140 million, representing over 95% of the IEEPA tariffs paid by the Company. The impact of the tariff refunds, along with the other adjusted item described at the conclusion of this press release, have been excluded from our adjusted results.

Excluding the impact of the adjusted items, adjusted operating income for the second quarter of 2026 was $124 million, which was above the previously communicated guidance range of $90 million to $100 million. This result compares to last year’s second quarter adjusted operating income of $55 million. Adjusted net income for the second quarter of 2026 was $80 million, or $0.95 per diluted share, which was above the previously communicated guidance range of $0.65 to $0.75 per diluted share. This result compares to last year’s second quarter adjusted net income of $27 million, or $0.33 per diluted share.

Full Year and Third Quarter 2026 Outlook
The Company is now forecasting fiscal year 2026 net sales to be in the range of $7.100 billion to $7.180 billion, an increase compared to the previously communicated guidance range of $7.030 billion to $7.130 billion, and compared to net sales of $6.553 billion in fiscal year 2025. At this forecasted level of net sales, the Company is now forecasting adjusted operating income for fiscal year 2026 to be in the range of $560 million to $590 million, an increase compared to previously communicated guidance range of $550 million to $580 million, and compared to fiscal year 2025 adjusted operating income of $403 million.

The Company is forecasting net sales for the third quarter of 2026 to be in the range of $1.570 billion to $1.600 billion compared to net sales of $1.472 billion for the third quarter of 2025. At this forecasted level of net sales, operating income for the third quarter of 2026 is expected to be in the range of $10 million to $20 million compared to adjusted operating income of $0 million for the third quarter of 2025.

Adjusted Financial Information
At the conclusion of this press release, the Company has included a description of adjusted items and a reconciliation of reported to adjusted results.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its second quarter earnings call at 8:30 a.m. Eastern on Thursday, September 3, 2026. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); passcode 5358727. For an audio replay, call 1-800-839-2204 (international replay number: 1-203-369-3032); passcode 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSXY) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, sleepwear, apparel, sport and swim as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that strive to inspire confidence, spark joy and celebrate sexy. Additionally, Adore Me, our digital intimates brand, serves women across budgets and lifestyles. We are committed to empowering our more than 30,000 associates across a global footprint of approximately 1,430 retail stores in approximately 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our goals, intentions, beliefs and expectations. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” or the negative of these words and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade policies;
•our ability to successfully implement our strategic plan;
•difficulties arising from changes and turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise and product lines successfully;
•our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;

•our ability to incorporate artificial intelligence and other emerging technologies into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts;
◦foreign currency exchange rate fluctuations; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in Southeast Asia and central Ohio;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security and privacy of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit ratings;
•our ability to comply with legal and regulatory requirements; and
•legal, tax, trade and other regulatory matters.

All forward-looking statements are made only as of the date of this press release. Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2026.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
investorrelations@victoria.com	Brooke Wilson
communications@victoria.com

Total Net Sales (Millions):

	Second Quarter	Second Quarter	% Inc/ (Dec)	Year-to-Date	Year-to-Date	% Inc/ (Dec)
	2026	2025		2026	2025
Stores - North America	$897.9	$824.8	8.9%	$1,700.7	$1,546.1	10.0%
Direct[1]	439.4	406.5	8.1%	908.8	839.7	8.2%
International[2]	273.4	227.8	20.0%	560.8	426.3	31.6%
Total	$1,610.7	$1,459.1	10.4%	$3,170.3	$2,812.1	12.7%

1 - Beginning in the third quarter of 2025, direct sales in the European Union are reported in our International channel. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel. Direct sales in the European Union reported in the International channel were $22 million in the second quarter of 2026 and $39 million year-to-date 2026.
2 - Results include consolidated joint venture sales in China, royalties associated with franchise partners’ sales, wholesale sales, and beginning in the third quarter of 2025 direct sales in the European Union. Prior to the third quarter of 2025, direct sales in the European Union are reported in our Direct channel. Direct sales in the European Union reported in the International channel were $22 million in the second quarter of 2026 and $39 million year-to-date 2026.

Comparable Sales Increase:

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	2026	2025	2026	2025
Stores and Direct[1]	9%	4%	11%	1%
Stores Only[2]	7%	4%	9%	2%

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	1/31/26	Opened	Closed	8/1/26
Company-Operated:
U.S.	766	9	(13)	762
Canada	24	2	—	26
Subtotal Company-Operated	790	11	(13)	788

China Joint Venture:
Beauty & Accessories[1]	20	—	(6)	14
Full Assortment	45	6	(4)	47
Subtotal China Joint Venture	65	6	(10)	61

Partner-Operated:
Beauty & Accessories	350	13	(13)	350
Full Assortment	212	18	(2)	228
Subtotal Partner-Operated	562	31	(15)	578

Adore Me	3	—	—	3
Total	1,420	48	(38)	1,430
1 - Includes three partner-operated stores at 8/1/26.

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED AUGUST 1, 2026 AND AUGUST 2, 2025
(Unaudited)
(In thousands except per share amounts)
	2026	2025
Net Sales	$1,610,703	$1,459,137
Costs of Goods Sold, Buying and Occupancy	(851,419)	(940,121)
Gross Profit	759,284	519,016
General, Administrative and Store Operating Expenses	(502,654)	(478,057)
Operating Income	256,630	40,959
Interest Expense	(14,670)	(17,804)
Other Income	5,782	1,121
Income Before Income Taxes	247,742	24,276
Provision for Income Taxes	59,606	6,249
Net Income	188,136	18,027
Less: Net Income Attributable to Noncontrolling Interest	5,088	1,799
Net Income Attributable to Victoria’s Secret & Co.	$183,048	$16,228

Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$2.18	$0.20

Weighted Average Shares Outstanding	84,152	82,205

VICTORIA’S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
TWENTY-SIX WEEKS ENDED AUGUST 1, 2026 AND AUGUST 2, 2025
(Unaudited)
(In thousands except per share amounts)
	2026	2025
Net Sales	$3,170,294	$2,812,086
Costs of Goods Sold, Buying and Occupancy	(1,826,062)	(1,818,844)
Gross Profit	1,344,232	993,242
General, Administrative and Store Operating Expenses	(1,011,280)	(932,497)
Operating Income	332,952	60,745
Interest Expense	(29,602)	(34,893)
Other Income	8,857	4,078
Income Before Income Taxes	312,207	29,930
Provision for Income Taxes	67,154	9,128
Net Income	245,053	20,802
Less: Net Income Attributable to Noncontrolling Interest	14,314	6,230
Net Income Attributable to Victoria’s Secret & Co.	$230,739	$14,572

Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$2.73	$0.18

Weighted Average Shares Outstanding	84,501	82,085

VICTORIA’S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
PERIODS ENDED AUGUST 1, 2026 AND AUGUST 2, 2025
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria’s Secret & Co. and net income per diluted share attributable to Victoria’s Secret & Co. on an adjusted basis for the reported periods provided in this release, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded in the second quarter and year-to-date 2025 from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The tables below reconcile the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	Second Quarter		Year-to-Date
	2026	2025	2026	2025
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$256,630	$40,959	$332,952	$60,745
Tariff Refund Recoveries, Net of Related Costs and Other Items (a)	(135,844)	—	(135,844)	—
Organizational Restructuring and Other One-time Items (b)	3,170	7,881	6,931	13,478
Amortization of Intangible Assets (c)	—	6,284	—	12,568
Adjusted Operating Income	$123,956	$55,124	$204,039	$86,791

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria’s Secret & Co.
Reported Net Income Attributable to Victoria’s Secret & Co. - GAAP	$183,048	$16,228	$230,739	$14,572
Tariff Refund Recoveries, Net of Related Costs and Other Items (a)	(140,276)	—	(140,276)	—
Organizational Restructuring and Other One-time Items (b)	3,170	7,881	6,931	13,478
Amortization of Intangible Assets (c)	—	6,284	—	12,568
Tax Effect of Adjusted Items	34,303	(3,510)	33,400	(6,521)
Adjusted Net Income Attributable to Victoria’s Secret & Co.	$80,245	$26,883	$130,794	$34,097

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$2.18	$0.20	$2.73	$0.18
Tariff Refund Recoveries, Net of Related Costs and Other Items (a)	(1.25)	—	(1.25)	—
Organizational Restructuring and Other One-time Items (b)	0.03	0.07	0.06	0.12
Amortization of Intangible Assets (c)	—	0.06	—	0.11
Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$0.95	$0.33	$1.55	$0.42
Adjusted results exclude the following items:
(a)In the second quarter of 2026, we recognized pre-tax income of $140.3 million ($105.3 million net of tax benefit of $35.0 million), $134.5 million included in costs of goods sold, $4.4 million included in other income and $1.4 million included in general, administrative and store operating expense, related to IEEPA tariff refund recoveries, including interest received, net of related costs and other items.
(b)In the second quarter of 2026 and 2025, we recognized pre-tax net expense of $3.2 million and $7.9 million ($2.5 million and $6.0 million net of tax expense of $0.7 million and $1.9 million, respectively), $2.5 million and $7.5 million included in general, administrative and store operating expense and $0.7 million and $0.4 million included in costs of goods sold, buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as other one-time items. Year-to-date 2026 and 2025, we recognized pre-tax net expense of $6.9 million and $13.5 million ($5.3 million and $10.2 million net of tax expense of $1.6 million and $3.3 million, respectively), $4.2 million and $11.3 million included in general, administrative and store operating expense and $2.7 million and $2.2 million included in costs of goods sold, buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as other one-time items.

(c)In the second quarter and year-to-date 2025, we recognized amortization expense of $6.3 million and $12.6 million ($4.7 million and $9.3 million net of tax expense of $1.6 million and $3.3 million, respectively) included in general, administrative and store operating expense, related to our definite-lived intangible assets.

VICTORIA’S SECRET & CO.
FORECASTED NON-GAAP FINANCIAL INFORMATION
FORECASTED FULL YEAR ENDING JANUARY 30, 2027
(Unaudited)
(In millions except per share amounts)
Forecasted Full Year 2026
Reconciliation of Forecasted GAAP to Adjusted Operating Income
Forecasted Operating Income - GAAP	$689 to 719
Tariff Refund Recoveries, Net of Related Costs and Other Items (a)	(136)
Organizational Restructuring and Other One-time Items (b)	7
Forecasted Adjusted Operating Income	$560 to 590

Reconciliation of Forecasted GAAP to Adjusted Net Income Attributable to Victoria’s Secret & Co.
Forecasted Net Income Attributable to Victoria’s Secret & Co. - GAAP	$475 to 495
Tariff Refund Recoveries, Net of Related Costs and Other Items (a)	(140)
Organizational Restructuring and Other One-time Items (b)	7
Tax Effect of Adjusted Items	33
Forecasted Adjusted Net Income Attributable to Victoria’s Secret & Co.	$375 to 395

Reconciliation of Forecasted GAAP to Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.
Forecasted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co. - GAAP	$5.64 to 5.89
Tariff Refund Recoveries, Net of Related Costs and Other Items (a)	(1.25)
Organizational Restructuring and Other One-time Items (b)	0.06
Forecasted Adjusted Net Income Per Diluted Share Attributable to Victoria’s Secret & Co.	$4.45 to 4.70
Adjusted forecasted results exclude the following items:
(a)Year-to-date 2026, we recognized pre-tax income of $140.3 million ($105.3 million net of tax benefit of $35.0 million), $134.5 million included in costs of goods sold, $4.4 million included in other income and $1.4 million included in general, administrative and store operating expense, related to IEEPA tariff refund recoveries, including interest received, net of related costs and other items.
(b)Year-to-date 2026, we recognized pre-tax net expense of $6.9 million ($5.3 million net of tax expense of $1.6 million), $4.2 million included in general, administrative and store operating expense and $2.7 million included in costs of goods sold, buying and occupancy expense, related to activities to continue to restructure our executive leadership team and organizational structure, as well as other one-time items.